AMENDMENT NO. 4 TO THE RIGHTS AGREEMENT
     This Amendment No. 4, dated as of June 25, 2001 (this "Amendment No. 4"), is to the Rights Agreement, dated as of September 29, 1995, between ABC-NACO, Inc., a Delaware corporation (the "Company"), and LaSalle National Trust, N.A., a national banking association (the "Rights Agent").
                                   WITNESSETH:
     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of September 29, 1995, and amended on November 18, 1996, September 18, 1998 and March 8, 2000 (as so amended, the "Rights Agreement"); and
WHEREAS, the Company intends to issue and sell a series of its Preferred Stock to certain investors affiliated with Furman Selz (the "Investors") pursuant that certain Series C Preferred Stock and Common Stock Warrant Purchase Agreement dated as of April 17, 2001 (the "Series C Purchase Agreement"), by and among the Company and the Investors; and
WHEREAS, the Company and the Investors are parties to a certain Exchange Agreement dated as of April 17, 2001 (the "Exchange Agreement"), pursuant to which the Company has offered to exchange and the Investors have agreed to exchange, all of the outstanding shares of the Company's Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, for a new series of the Company's preferred stock, to be designated Series B-1 Cumulative Convertible Participating Preferred Stock, par value $1.00 per share; and WHEREAS, the Company and the Investors desire that the Rights Agreement not be applicable to any current or future acquisitions of shares of the Company's Common Stock by the Investors and their transferees, including without limitation, such acquisitions as may relate to, be in connection with or occur as a result of the Series C Purchase Agreement or the Exchange Agreement ; and WHEREAS, pursuant to and in compliance with the provisions of Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and agreements herein contained, the Company and the Rights Agent agrees as follows:
SECTION I. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.
SECTION  II.          Amendment  to  the  Rights  Agreement.
2.01. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended by deleting such definition in its entirety and substituting in lieu thereof the following new defined term:
"Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any person or entity holding Common Shares for or pursuant to the terms of any such plan or any of the ING Holders; provided that for purposes of the definition of Acquiring Person, the terms Affiliates and Associates shall not include the ING Holders.

     Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of (i) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding, (ii) the acquisition by such Person of Common Shares solely as a result of its market making activities in the Company's securities undertaken solely in its capacity as a market-maker in accordance with the rules of the National Association of Securities Dealers, Inc., or (iii) the acquisition by such Person of newly-issued Common Shares directly from the Company (it being understood that a purchase from an underwriter or other intermediary is not deemed for purposes hereof to be a purchase directly from the Company); provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company or the receipt of newly-issued shares directly from the Company and shall, after such share purchases or direct issuance by the Company, become the Beneficial Owner of any additional Common Shares of the Company (and thereafter remains a Beneficial Owner of 15% or more of the Common Shares of the Company), then such Person shall be deemed to be an "Acquiring Person"; provided further, however, that any transferee from such Person who becomes the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding shall nevertheless be deemed to be an "Acquiring Person."

     Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable (and in any event within ten business days after notification by the Company) a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

     Notwithstanding anything in this Agreement to the contrary, (i) none of NACO or any of its permitted assignees or transferees shall be deemed an Acquiring Person, and none of a Distribution Date, a Shares Acquisition Date, a Triggering Event or an event described in the first clause (i) or the first clause (ii) of Section 34(b) shall be deemed to occur or to have occurred, in each such case, by reason of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement and (ii) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person for or pursuant to the terms of any such plan) who or which, together with all Affiliates and Associates of such Person, is, as of the Effective Time (as defined in the Merger Agreement), the Beneficial Owner of 15% or more of the then- outstanding Common Shares, shall not be deemed to have become an Acquiring Person unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally or (B) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person."

2.02. Section 1 of the Rights Agreement is hereby amended by adding the following new defined term:
"ING Holders" shall mean those persons and entities listed on Exhibit A to the Series C Preferred Stock and Common Stock Warrant Purchase Agreement dated April 17, 2001 by and among the Company and the Investors set forth therein and any of their transferees."

SECTION  III.          Miscellaneous.
3.01. Governing Law. This Amendment No. 4 shall be deemed to be made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws o the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.
3.02. Counterparts. This Amendment No. 4 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
3.03. Descriptive Headings. Descriptive heading of several Sections of this Amendment No. 4 have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
3.04. Ratification. This Amendment No. 4 is limited as specified and shall not constitute a modification, acceptance, consent or waiver of any other provision of the Rights Agreement. The Rights Agreement, including the Exhibits thereto as hereby amended, is in all respects ratified and confirmed, and all rights and powers created thereby or thereunder shall be and remain in full force and effect. From and after the date hereof, all references in the Rights Agreement, the Exhibits thereto and all other documents related to the Rights Agreement shall be deemed to be references to the Rights Agreement after giving effect to this Amendment No. 4.
3.05. Effectiveness. This Amendment No. 4 shall be effective as of the day and year first above written.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to be duly executed and attested as of the day and year first above written.
     ABC-NACO INC.
     By: ______________________
     Name: Wayne R. Rockenbach
     Title: Chief Financial Officer

ATTEST:
     By: _______________________
     Name: Mark F. Baggio
     Title: Vice President, General Counsel and Secretary

LASALLE  BANK  NATIONAL  ASSOCIATION
By:     __________________________________
Name:     __________________________________
Title:     __________________________________
ATTEST:
By:     ________________________
Name:     ________________________
Title:     ________________________